EXHIBIT 107

CALCULATION REGISTRATION FEE

Form Type 424(b)(5)

COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO-SABESP

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is U.S.$2,665,083,173.96. For purposes of calculating registration fee, total amounts in reais have been translated into U.S. dollars at the selling rate reported by the Brazilian Central Bank as of July 18, 2024, which was R$5.5426 to U.S.$1.00.

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Common Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares (1)	457(r)	220,470,000	$12.08	$2,663,277,600.00	$147.60 per $1,000,000	$393,099.77

(1)	The shares may be represented by the ADSs, each of which represents one common share. The ADSs issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (333-185993).